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                                                                    EXHIBIT h-3.

                            TRANSFER AGENCY AGREEMENT

         THIS TRANSFER AGENCY AGREEMENT is made as of the 1st day of September, 2003, by and between Wasatch Funds, Inc., a Minnesota corporation (the "Company"), and UMB Fund Services, Inc., a Wisconsin corporation, its successors and assigns ("UMBFS").

                                R E C I T A L S:

         WHEREAS, the Company is registered under the 1940 Act as an open-end management investment company; and

         WHEREAS, the Company desires to retain UMBFS to render certain transfer agency and dividend disbursement services, and UMBFS is willing to render such services, all in accordance with the terms of this Agreement.

                              A G R E E M E N T S:

         NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

         1.01 1940 ACT shall mean the Investment Company Act of 1940, as amended from time to time.

         1.02 ARTICLES OF INCORPORATION shall mean the Articles of Incorporation or other similar operational document of the Company, as the case may be, as the same may be amended from time to time.

         1.03 AUTHORIZED PERSON shall mean any individual who is authorized to provide UMBFS with Instructions and requests on behalf of the Company, whose name shall be certified to UMBFS from time to time pursuant to Section 7.01 of this Agreement.

         1.04 BOARD OF DIRECTORS shall mean the Board of Directors of the Company.

         1.05 CUSTODIAN shall mean the financial institution appointed as custodian under the terms and conditions of the custody agreement between the financial institution and the Company, or its successor.

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         1.06     EXCHANGE ACT shall mean the Securities Exchange Act of 1934, as amended from time to time.

         1.07 FUND shall mean each separate series of Shares offered by the Company representing interests in a separate portfolio of securities and other assets for which the Company has appointed UMBFS as transfer agent and dividend disbursing agent under this Agreement.

         1.08 FUND BUSINESS DAY shall mean each day on which the New York Stock Exchange, Inc. is open for trading.

         1.09 INSTRUCTIONS shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by UMBFS. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications.

         1.10 PROSPECTUS shall mean the last Prospectus with respect to a Fund and any supplement actually received by UMBFS from the Company with respect to which the Company has indicated a registration statement has become effective under the Securities Act and the 1940 Act, including the Statement of Additional Information, incorporated by reference herein.

         1.11 SECURITIES ACT shall mean the Securities Act of 1933, as amended from time to time.

         1.12 SHARES shall mean such shares of capital stock, or class thereof, of each respective Fund of the Company as may be issued from time to time.

         1.13 SHAREHOLDER shall mean a record owner of Shares of each respective Fund of the Company.

                                   ARTICLE II

                          APPOINTMENT OF TRANSFER AGENT

         2.01 APPOINTMENT. The Company hereby appoints UMBFS as transfer agent and dividend disbursing agent of all the Shares of the Company during the term of this Agreement with respect to each Fund listed on Schedule A hereto, and any additional Fund the Company and UMBFS may agree to include on any amended Schedule A. UMBFS hereby accepts such appointment as transfer agent and dividend disbursing agent and agrees to perform the duties thereof as hereinafter set forth.

         2.02     DUTIES.

         A. UMBFS shall perform the transfer agent and dividend disbursement services described on Schedule B hereto and such additional services as may be agreed to by the parties

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from time to time and set forth in an amendment to Schedule B (collectively, the
"Services"). UMBFS shall have no duties or responsibilities other than those specifically set forth in this Agreement, and no covenant or obligation to carry out any other duties or responsibilities shall be implied in this Agreement against UMBFS.

         B. UMBFS may, in its discretion, appoint other parties to carry out some or all of its responsibilities under this Agreement; provided, however, that unless the Company shall enter into a written agreement with any such party, the party shall be the agent of UMBFS and not the agent of the Company. In such event, UMBFS shall be fully responsible for the acts or omissions of such party and shall not be relieved of any of its responsibilities hereunder by the appointment of such party.

         2.03     DELIVERIES.

                  A. In connection with UMBFS's appointment as transfer agent and dividend disbursing agent, the Company shall deliver or cause the following documents to be delivered to UMBFS:

                  (1) A copy of the Articles of Incorporation and By-laws of the Company and all amendments thereto, certified by the Secretary of the Company;

                  (2) A certificate signed by the President and Secretary of the Company specifying the number of authorized Shares and the number of such authorized Shares issued and currently outstanding, if any;

                  (3) A certified copy of the resolutions of the Board of Directors of the Company appointing UMBFS as transfer agent and dividend disbursing agent and authorizing the execution of this Transfer Agency Agreement on behalf of the Company;

                  (4) Copies of the Company's Registration Statement, as amended to date, and the most recently filed Post-Effective Amendment thereto, filed by the Company with the Securities and Exchange Commission under the Securities Act and the 1940 Act, together with any applications filed in connection therewith;

                  (5) An opinion of counsel for the Company with respect to the Company's organization and existence under the laws of its state of organization, the validity of the authorized and outstanding Shares, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act and any other applicable federal law or regulation (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective, or if exempt, the specific grounds therefor); and

                  (6) The certificate required by Section 7.01 of this Agreement, signed by an officer of the Company and designating the names of the Company's initial Authorized Persons.

                  B. The Company agrees to deliver or to cause to be delivered to UMBFS in Milwaukee, Wisconsin, at the Company's expense, all of its Shareholder account records in a

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format acceptable to UMBFS, as well as all other documents, records and information that UMBFS may reasonably request in order for UMBFS to perform the Services hereunder.

                                   ARTICLE III

                             COMPENSATION & EXPENSES

         3.01 COMPENSATION. As compensation for the performance of the Services, the Company agrees to pay UMBFS the fees set forth on Schedule C attached hereto. The parties may amend Schedule C to include fees for any additional services requested by the Company, or to add Funds for which UMBFS has been retained. The Company agrees to pay UMBFS's then current rate for any Services added to Schedule C after the execution of this Agreement.

         3.02 EXPENSES. The Company also agrees to promptly reimburse UMBFS for all out-of-pocket expenses or disbursements incurred by UMBFS in connection with the performance of Services under this Agreement. Out-of-pocket expense shall include, but not be limited to, those items specified on Schedule C hereto. If requested by UMBFS, out-of-pocket expenses are payable in advance. Payment of postage expenses, if prepayment is requested, is due at least seven days prior to the anticipated mail date. In the event UMBFS requests advance payment, UMBFS shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

         3.03     PAYMENT PROCEDURES.

                  A. The Company agrees to pay all amounts due hereunder within fifteen days of the date reflected on the statement for such Services (the "Due Date"). UMBFS shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by UMBFS). UMBFS may, at its option, arrange to have various service providers submit invoices directly to the Company for payment of reimbursable out-of-pocket expenses.

                  B. The Company is aware that its failure to remit to UMBFS all amounts due on or before the Due Date will cause UMBFS to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that UMBFS does not receive any amounts due hereunder by the Due Date, the Company agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Company shall pay UMBFS's reasonable attorney's fees and court costs if any amounts due UMBFS are collected by or through an attorney. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Company's late payment. Acceptance of such late charge shall in no event constitute a waiver by UMBFS of the Company's default or prevent UMBFS from exercising any other rights and remedies available to it.

         3.04 ALLOCATION OF RISK. The Company acknowledges that the fees charged by UMBFS under this Agreement reflect the allocation of risk between the parties, including the

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exclusion of remedies and limitations on liability in Article VIII. Modifying the allocation of risk from what is stated herein would affect the fees that UMBFS charges. Accordingly, in consideration of those fees, the Company agrees to the stated allocation of risk.

                                   ARTICLE IV

                            PROCESSING AND PROCEDURES

         4.01     ISSUANCE, REDEMPTION AND TRANSFER OF SHARES

                  A. UMBFS agrees to accept purchase orders and redemption requests with respect to the Shares of each Fund on each Fund Business Day in accordance with such Fund's Prospectus; provided, however, that UMBFS shall only accept purchase orders from states in which the Shares are registered, as indicated from time to time by the Company. UMBFS shall, as of the time at which the net asset value of each Fund is computed on each Fund Business Day, issue to and redeem from the accounts specified in a purchase order or redemption request in proper form and accepted by the Fund the appropriate number of full and fractional Shares based on the net asset value per Share of the respective Fund specified in an advice received on such Fund Business Day from or on behalf of the Fund. UMBFS shall not be responsible for the payment of any original issue or other taxes required to be paid by the Company in connection with the issuance of any Shares in accordance with this Agreement. UMBFS shall not be required to issue any Shares after it has received from an Authorized Person or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and UMBFS shall be entitled to rely upon such written notification.

                  B. Upon receipt of a redemption request and monies paid to it by the Custodian in connection with a redemption of Shares, UMBFS shall cancel the redeemed Shares and after making appropriate deduction for any withholding of taxes required of it by applicable federal law, make payment in accordance with the Fund's redemption and payment procedures described in the Prospectus.

                  C. Except as otherwise provided in this paragraph, UMBFS will transfer or redeem Shares upon presentation to UMBFS of instructions endorsed for exchange, transfer or redemption, accompanied by such documents as UMBFS deems necessary to evidence the authority of the person making such transfer or redemption. UMBFS reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement or instructions are valid and genuine. For that purpose, it will require, unless otherwise instructed by an Authorized Person or except as otherwise provided in this paragraph, a guarantee of signature by an "Eligible Guarantor Institution" as that term is defined by SEC Rule 17Ad-15. UMBFS also reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which UMBFS, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no reasonable basis to any claims adverse to such transfer or redemption. UMBFS may, in effecting transfers and redemptions of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers (or such other statutes which protect it and the Company in not requiring complete fiduciary

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documentation) and shall not be responsible for any act done or omitted by it in good faith in reliance upon such laws. Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, UMBFS shall be fully protected by each Fund in not requiring any instruments, documents, assurances, endorsements or guarantees, including, without limitation, any signature guarantees, in connection with a redemption, exchange or transfer of Shares whenever UMBFS reasonably believes that requiring the same would be inconsistent with the transfer and redemption procedures described in the Prospectus.

                  D. Notwithstanding any provision contained in this Agreement to the contrary, UMBFS shall not be required or expected to require, as a condition to any transfer or redemption of any Shares pursuant to a computer tape or electronic data transmission, any documents to evidence the authority of the person requesting the transfer or redemption and/or the payment of any stock transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Article.

                  E. In connection with each purchase and each redemption of Shares, UMBFS shall send such statements as are prescribed by the Federal securities laws applicable to transfer agents or as described in the Prospectus. It is understood that certificates for Shares have not been and will not be offered by the Company or available to investors.

                  F. UMBFS and the Company shall establish procedures for effecting purchase, redemption or transfer transactions accepted from investors by telephone or other methods consistent with the terms of the Prospectus. UMBFS may establish such additional procedures, rules and regulations governing the purchase, redemption or transfer of Shares, as it may deem advisable and consistent with the Prospectus and industry practice. UMBFS shall not be liable, and shall be held harmless by the Company, for its actions or omissions which are consistent with the foregoing procedures.

                  G. The Company agrees to provide UMBFS with prior notice of any increase or decrease in the total number of Shares authorized to be issued, or the issuance of any additional Shares of a Fund pursuant to stock dividends, stock splits, recapitalizations, capital adjustments or similar transactions, and to deliver to UMBFS such documents, certificates, reports and legal opinions as UMBFS may reasonably request.

         4.02     DIVIDENDS AND DISTRIBUTIONS.

                  A. The Company shall give or cause to be given to UMBFS a copy of a resolution of its Board of Directors, that either:

                  (i) sets forth the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which Shareholders entitled to payment or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to UMBFS on such payment date, or

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                  (ii) authorizes the declaration of dividends and distributions on a daily or other periodic basis and further authorizes UMBFS to rely on a certificate of an Authorized Person setting forth the information described in subsection (i) of this paragraph.

                  B. In connection with a reinvestment of a dividend or distribution of Shares of a Fund, UMBFS shall as of each Fund Business Day, as specified in a certificate or resolution described in paragraph A, issue Shares of the Fund based on the net asset value per Share of such Fund specified in an advice received from or on behalf of the Fund on such Fund Business Day.

                  C. Upon the mail date specified in such certificate or resolution, as the case may be, the Company shall, in the case of a cash dividend or distribution, cause the Custodian to deposit in an account in the name of UMBFS on behalf of a Fund, an amount of cash sufficient for UMBFS to make the payment, as of the mail date specified in such certificate or resolution, as the case may be, to the Shareholders who were of record on the record date. UMBFS will, upon receipt of any such cash, make payment of such cash dividends or distributions to the Shareholders as of the record date. UMBFS shall not be liable for any improper payments made in accordance with a certificate or resolution described in the preceding paragraph. If UMBFS shall not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all Shareholders of a Fund as of the record date, UMBFS shall, upon notifying the Company, withhold payment to such Shareholders until sufficient cash is provided to UMBFS.

                  D. It is understood that UMBFS in its capacity as transfer agent and dividend disbursing agent shall in no way be responsible for the determination of the rate or form of dividends or capital gain distributions due to the Shareholders pursuant to the terms of this Agreement. It is further understood that UMBFS shall file with the Internal Revenue Service and Shareholders such appropriate federal tax forms concerning the payment of dividend and capital gain distributions but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent, required by applicable federal law.

         4.03     RECORDS.

                  A. UMBFS shall keep those records specified in Schedule D hereto in the form and manner, and for such period, as it may deem advisable but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the 1940 Act. UMBFS may deliver to the Company from time to time at UMBFS's discretion, for safekeeping or disposition by the Company in accordance with law, such records, papers and documents accumulated in the execution of its duties as transfer agent, as UMBFS may deem expedient, other than those which UMBFS is itself required to maintain pursuant to applicable laws and regulations. The Company shall assume all responsibility for any failure thereafter to produce any record, paper, or other document so returned, if and when required. To the extent required by Section 31 of the 1940 Act and the rules and regulations thereunder, the records specified in Schedule D hereto maintained by UMBFS, which have not been previously delivered to the Company pursuant to the foregoing provisions of this paragraph, shall be considered to be the property of the Company, shall be made available upon request for inspection by the officers, employees, and auditors of the Company, and shall be delivered to the Company promptly upon

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request and in any event upon the date of termination of this Agreement, in the form and manner kept by UMBFS on such date of termination or such earlier date as may be requested by the Company. Notwithstanding anything contained herein to the contrary, UMBFS shall be permitted to maintain copies of any such records, papers and documents to the extent necessary to comply with the recordkeeping requirements of federal and state securities laws, tax laws and other applicable laws.

                  B. UMBFS agrees to keep all records and other information relative to the Company's Shareholders confidential, except when requested to divulge such information by duly-constituted authorities or court process, or when requested by a Shareholder or Shareholder's agent with respect to information concerning an account as to which such Shareholder has either a legal or beneficial interest, or when requested by the Company, the Shareholder, the Shareholder's agent or the dealer of record with respect to such account. In case of any requests or demands for the inspection of the Shareholder records of the Company, UMBFS will endeavor to notify the Company promptly and to secure instructions from an Authorized Person as to such inspection. UMBFS reserves the right, however, to exhibit the Shareholder records to any person whenever it believes there is a reasonable likelihood that UMBFS will be held liable for the failure to exhibit the Shareholder records to such person; provided, however, that in connection with any such disclosure UMBFS shall promptly notify the Company that such disclosure has been made or is to be made. Records and information which have become known to the public through no wrongful act of UMBFS or any of its employees, agents or representatives, and information which was already in the possession of UMBFS prior to receipt thereof, shall not be subject to this paragraph.

                                    ARTICLE V

                          REPRESENTATION AND WARRANTIES

         5.01 REPRESENTATIONS OF COMPANY. The Company represents and warrants to UMBFS that:

                  A. It is a corporation duly organized and existing under the laws of the State of Minnesota; it is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

                  B. Any officer of the Company has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to UMBFS the names of such Authorized Persons.

                  C. It is duly registered as an investment company under the 1940 Act.

                  D. A registration statement under the Securities Act is currently effective and will remain effective, and appropriate state securities laws filings have been made and will continue to be made, with respect to Shares of the Company being offered for sale.

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                  E. All outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Company's Articles of Incorporation and its Prospectus with respect to each Fund, such Shares shall be validly issued, fully paid and non-assessable.

         5.02 REPRESENTATIONS OF UMBFS. UMBFS represents and warrants to the Company that:

                  A. It is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

                  B. It is duly registered as a transfer agent under Section 17A of the 1934 Act to the extent required.

                  C. It has received a copy of each Fund's Prospectus which describes how sales and redemptions of Shares shall be made.

                                   ARTICLE VI

                       ADDITIONAL COVENANTS AND AGREEMENTS

         6.01 INFORMATION UPDATES. During the term of this Agreement the Company shall have the ongoing obligation to provide UMBFS with the following documents as soon as they become effective: (i) certified copies of all amendments to its Articles of Incorporation and By-laws made after the date of this Agreement; and (ii) a copy of each Fund's currently effective Prospectus. For purposes of this Agreement, UMBFS shall not be deemed to have notice of any information contained in any such Prospectus until a reasonable time after it is actually received by UMBFS.

         6.02 SHARE REGISTRATION. The Company agrees to take or cause to be taken all requisite steps to register the Shares for sale in all states in which the Shares shall at the time be offered for sale and require registration. If the Company receives notice of any stop order or other proceeding in any such state affecting such registration or the sale of Shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Shares, the Company will give prompt notice thereof to UMBFS.

         6.03 COMPLIANCE WITH LAWS. The Company will comply with all applicable requirements of the Securities Act, the Exchange Act, the 1940 Act, blue sky laws, and any other applicable laws, rules and regulations.

         6.04 ADDITIONAL DUTIES. The Company agrees that it shall advise UMBFS at least 30 days prior to effecting any change in the Prospectus which would increase or alter the duties and

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obligations of UMBFS hereunder, and shall proceed with such change only if it shall have received the written consent of UMBFS thereto.

         6.05     TRANSFER AGENT SYSTEM.

                  A. UMBFS shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights utilized by UMBFS in connection with the Services provided by UMBFS to the Company herein (the "UMBFS System").

                  B. UMBFS hereby grants the Company a limited license to use the UMBFS System for the sole and limited purpose of having UMBFS provide the Services contemplated hereunder. Nothing contained in this Agreement should be construed or interpreted otherwise, and such license shall immediately terminate upon the termination of this Agreement.

         6.06       INTERNET SERVICES.

                  A. In the event Schedule B reflects any Services in the UMBFS 4.net(SM) category, the Company agrees to provide, at its cost, all computers, telecommunications equipment and other equipment and software necessary to develop and maintain its web site, to design and develop the web site functionality necessary to facilitate and maintain hypertext links between its web site and UMBFS's web site, and to provide UMBFS with such Instructions as it may request from time to time in connection with the performance of UMBFS's obligations hereunder.

                  B. UMBFS shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights utilized by UMBFS in connection with the UMBFS 4.net(SM) services provided by UMBFS to the Company pursuant to this Agreement (the "UMBFS 4.net(SM) System"). The UMBFS 4.net(SM) System is licensed, not sold. UMBFS hereby grants the Company a nonexclusive, limited license to use the UMBFS 4.net(SM) System for the sole and limited purpose of having UMBFS provide the services to the Company. Such license shall immediately terminate upon the termination of the Agreement. The Company agrees that it will not mask, delete or otherwise alter any disclaimers, trademark or service mark notifications embedded in or describing the UMBFS 4.net(SM) System.

                  C. UMBFS IS PROVIDING THE UMBFS 4.NET(SM) SYSTEM TO THE COMPANY ON AN "AS IS" BASIS, AND SPECIFICALLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE UMBFS 4.NET(SM) SYSTEM AND THE SERVICES TO BE PROVIDED HEREUNDER RELATING THERETO, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE OPERATION OF THE UMBFS 4.NET(SM) SYSTEM WILL BE ERROR FREE OR WILL NOT BE INTERRUPTED FROM TIME TO TIME BY REASON OF A DEFECT THEREIN. The parties acknowledge that UMBFS's ability to provide the UMBFS 4.net(SM) services described

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herein depends upon a number of factors beyond UMBFS's control, including, but not limited to, the Internet and equipment, software, data and services provided by telecommunications carriers and unrelated vendors and third parties. UMBFS shall not be liable for its failure to perform any of the services or for the delay or interruption of any such services, if the failure, delay or interruption in caused by circumstances beyond UMBFS's reasonable control. The terms and conditions of this Section shall supercede and control any conflicting provisions in this Agreement.

                                   ARTICLE VII

                              COMPANY INSTRUCTIONS

         7.01 AUTHORIZED PERSONS. Upon the execution of this Agreement, the Company shall provide UMBFS with a certificate containing the names of the initial Authorized Persons in a form acceptable to UMBFS. Any officer of the Company has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to UMBFS the names of the Authorized Persons from time to time. The Company shall provide UMBFS with an updated certificate evidencing the appointment, removal or change of authority of any Authorized Person, it being understood UMBFS shall not be held to have notice of any change in the authority of any Authorized Person until receipt of written notice thereof from the Company.

         7.02 ACCEPTANCE OF INSTRUCTIONS. UMBFS, its officers, agents or employees shall accept Instructions given to them by any person representing or acting on behalf of the Company only if such representative is an Authorized Person. The Company agrees that when oral Instructions are given, it shall, upon the request of UMBFS, confirm such Instructions in writing.

         7.03 REQUEST FOR INSTRUCTIONS. At any time, UMBFS may request Instructions from the Company with respect to any matter arising in connection with this Agreement. If such Instructions are not received within a reasonable time, then UMBFS may seek advice from legal counsel for the Company, or its own legal counsel at the expense of the Company, and it shall not be liable for any action taken or not taken by it in good faith in accordance with such Instructions or in accordance with advice of counsel.

         7.04 RELIANCE ON INSTRUCTIONS. UMBFS shall not be liable for acting upon any written Instructions reasonably believed by it to be genuine and to have been signed or made by an Authorized Person or oral Instructions which the individual receiving the instructions on behalf of UMBFS reasonably believes to have been given by an Authorized Person.

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                                  ARTICLE VIII

                    LIMITATION OF LIABILITY; INDEMNIFICATION

         8.01 LIMITATION OF LIABILITY. Notwithstanding anything contained in this Agreement to the contrary, UMBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company or the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from UMBFS's willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, UMBFS shall not be liable for any action taken or omitted to be taken in accordance with instructions received by it from an officer or representative of the Company.

         8.02 INDEMNIFICATION. The Company agrees to indemnify and hold harmless UMBFS, its employees, agents, officers, directors and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may be asserted against UMBFS or for which UMBFS may be held liable (a "Claim") arising out of or in any way relating to any of the following:

                  (a) any action of UMBFS required to be taken, or omitted to be taken, pursuant to the Agreement, unless a Claim resulted from UMBFS's willful misfeasance, bad faith, negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder;

                  (b) UMBFS's reliance on, or use of information, data, records and documents received by UMBFS from the Company, or any third party acting on behalf of the Company, in the performance of UMBFS's duties and obligations hereunder;

                  (c) the reliance on, or the implementation of, any Instructions or any other requests of the Company on behalf of the applicable Fund;

                  (d) UMBFS's acting upon telephone instructions relating to the exchange or redemption of Shares received by UMBFS in accordance with procedures established by UMBFS and the Company;

                  (e) the offer or sale of Shares in violation of any requirement under the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Shares in such state; or

                  (f) the Company's refusal or failure to comply with the terms of the Agreement, or any Claim that arises out of the Company's negligence or misconduct or breach of any representation or warranty of the Company made herein.

         8.03 INDEMNIFICATION PROCEDURES. UMBFS will notify the Company promptly after identifying any situation which it believes presents or appears likely to present a Claim for which the Company may be required to indemnify or hold UMBFS harmless hereunder. In such event, the Company shall have the option to defend UMBFS against any Claim, and, in the event that the Company so elects, such defense shall be conducted by counsel chosen by the Company and approved by UMBFS in its reasonable discretion. UMBFS shall not confess any Claim or make any compromise in any case in which the Company will be asked to provide indemnification, except with the Company's prior written consent. The obligations of the parties under the Sections 8.02 and 8.03 shall survive the termination of this Agreement.

         8.04 FORCE MAJURE. UMBFS assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, errors, delay or any other loss whatsoever caused by events beyond its reasonable control. UMBFS will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond UMBFS's control.

         8.05 CONSEQUENTIAL DAMAGES. In no event and under no circumstances shall UMBFS, its affiliates or any of its or their officers, directors, agents or employees be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

         8.06 ADDITIONAL LIMITATIONS AND EXCLUSIONS. Notwithstanding any other provision of this Agreement, UMBFS shall have no duty or obligation under this Agreement to inquire into, and shall not be liable for:

                  (a) The legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of the Company, as the case may be, to request such sale or issuance;

                  (b) The legality of a transfer of Shares or of a purchase or redemption of any Shares, the propriety of the amount to be paid therefor, or the authority of the Company, as the case may be, to request such transfer or redemption;

                  (c) The legality of the declaration of any dividend by the Company, or the legality of the issue of any Shares in payment of any stock dividend; or

                  (d) The legality of any recapitalization or readjustment of Shares.

                                   ARTICLE IX

                              TERM AND TERMINATION

         9.01 TERM. This Agreement shall remain in full force and effect until September 1, 2004, and thereafter shall automatically extend for additional, successive one-year terms unless earlier terminated as provided below.

         9.02 TERMINATION. Either party may terminate this Agreement at any time by giving the other party a written notice specifying the date of such termination (the "Termination Date"), which shall be not less than ninety (90) days after the date notice is deemed given in accordance with Section 10.01. In the event such notice is given by the Company, it shall be accompanied by a copy of a resolution of the Board of Directors of the Company, certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating the successor transfer agent or transfer agents. In the event such notice is given by UMBFS, the Company shall on or before the Termination Date, deliver to UMBFS a copy of a resolution of its Board of Directors certified by the Secretary or any Assistant Secretary designating a successor transfer agent or transfer agents. In the absence of such designation by the Company, the Company shall be deemed to be its own transfer agent as of the Termination Date and UMBFS shall thereby be relieved of all duties and responsibilities pursuant to this Agreement. Fees and out-of-pocket expenses incurred by UMBFS, but unpaid by the Company upon such termination, shall be immediately due and payable upon and notwithstanding such termination.

         9.03 EFFECT OF TERMINATION. Upon the termination of the Agreement as provided herein, UMBFS, upon the written request of the Company, shall deliver the records of the Company to the Company or its successor transfer agent in the form maintained by UMBFS at the expense of the Company. The Company shall be responsible to UMBFS for all out-of-pocket expenses and for the costs and expenses associated with the preparation and delivery of such media, including, but not limited to: (a) any custom programming requested by Company in connection with the preparation of such media and agreed upon by UMBFS; (b) transportation of forms and other materials used in connection with the processing of Company transactions by UMBFS; and (c) transportation of records and files in the possession of UMBFS. In addition, UMBFS shall be entitled to such compensation as the parties may mutually agree for any services requested by the Company in connection with the termination of this Agreement or the liquidation or merger of the Company. UMBFS shall not reduce the level of service provided to the Company prior to termination following notice of termination by the Company.

                                    ARTICLE X

                                  MISCELLANEOUS

         10.01 NOTICES. Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when sent by either an overnight delivery service or by registered or certified mail, postage prepaid, return receipt requested, to the addresses listed below, or to such other location as either party may from time to time designate in writing:

       If to UMBFS:        UMB Fund Services, Inc.
                           803 West Michigan Street, Suite A
                           Milwaukee, Wisconsin 53233
                           Attention: President

       If to the Company:  Wasatch Funds, Inc.
                           150 Social Hall Avenue, 4th Floor
                           Salt Lake City, Utah 84111
                           Attention: President

         10.02    AMENDMENTS/ASSIGNMENTS.

                  A. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

                  B. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party, except that UMBFS may assign this Agreement to an affiliate with advance written notice to the Company.

         10.03 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, without regard to its conflict of law provisions.

         10.04 SEVERABILITY. If any part, term or provision of this Agreement is determined by the courts or any regulatory authority having jurisdiction over the issue to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

         10.05 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

         10.06 NON-EXCLUSIVITY; OTHER AGREEMENTS. The services of UMBFS hereunder are not deemed exclusive and UMBFS shall be free to render similar and other services to others. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

         10.07 CAPTIONS. The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

UMB FUND SERVICES, INC.                      WASATCH FUNDS, INC.

By: /s/ Peter Hammond                        By: /s/ Jeff Cardon
    ______________________________               _______________________________
             (Signature)                                  (Signature)

        Peter Hammond                                Jeff Cardon
    ______________________________               _______________________________
             (Name)                                       (Name)

        Executive Vice President                     Vice President
    ______________________________               _______________________________
             (Title)                                      (Title)

        October 6, 2003                                 September 17, 2003
    ______________________________               _______________________________
             (Date Signed)                                (Date Signed)

                                   SCHEDULE A
                                     TO THE
                            TRANSFER AGENCY AGREEMENT
                                 BY AND BETWEEN
                               WASATCH FUNDS, INC.
                                       AND
                             UMB FUND SERVICES, INC.

                                 NAMES OF FUNDS

                          Wasatch Micro Cap Value Fund
                            Wasatch Core Growth Fund
                    Wasatch Global Science & Technology Fund
                        Wasatch International Growth Fund
                             Wasatch Micro Cap Fund
                          Wasatch Small Cap Growth Fund
                          Wasatch Small Cap Value Fund
                            Wasatch Ultra Growth Fund
                      Wasatch-Hoisington U.S. Treasury Fund

                                   SCHEDULE B
                                     TO THE
                            TRANSFER AGENCY AGREEMENT
                                 BY AND BETWEEN
                               WASATCH FUNDS, INC.
                                       AND
                             UMB FUND SERVICES, INC.

                                    SERVICES

SERVICES

- Set up and maintain shareholder accounts and records, including IRAs and other retirement accounts

-   Store account documents electronically

- Receive and respond to investor account inquiries by telephone, mail, or e-mail, if desired

- Process purchase and redemption orders, transfers, and exchanges, including automatic purchases and redemptions

-   Process dividend payments by check, wire or ACH, or reinvest dividends

-   Issue daily transaction confirmations and monthly or quarterly statements

- Mail prospectus, annual and semiannual reports, and other shareholder communications to existing shareholders

-   File IRS Forms 1099, 5498, 1042, 1042-S and 945 with shareholders and/or the
    IRS

- Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent

-   Calculate 12b-1 plan fees

- Provide standards to structure forms and applications for efficient processing

                                OPTIONAL SERVICES

The Funds may contract with UMBFS to provide one or more of the following optional services. Additional fees apply.

-   Personal follow-up calls to prospects who return incomplete applications

-   Comprehensive clerical confirmation statements for maintenance transactions

- 4.NET SERVICES, UMBFS's array of Internet services, including Adviser Services, RIA/Broker Services, Shareholder Services, NAV Services and email services.

- 4.PROMPT SERVICES, UMBFS's telephone and voice response unit delivering several tiers of optional services.

-   Average cost calculations and cost basis statements

-   Shareholder "welcome" packages with initial confirmation

- Access to UMBFS's Tax and Retirement Group to answer questions and coordinate retirement plan options

- Follow up on IRAs, soliciting beneficiary and other information and sending required minimum distribution reminder letters

-   Money market funds for short-term investment or exchanges

-   Dedicated service representatives

-   Weekend shareholder services

-   Customized reorder form tracking

-   Give dealers access through NSCC's Fund/SERV and Networking

-   Customized forms and applications

                                   SCHEDULE C
                                     TO THE
                            TRANSFER AGENCY AGREEMENT
                                 BY AND BETWEEN
                               WASATCH FUNDS, INC.
                                       AND
                             UMB FUND SERVICES, INC.

                                      FEES

BASE FEES

-   Open account fee (per year)
    -   No load equity and non-daily accrual fixed income funds                 $ 9.50
        Additional for 12b-1 fee or Service Plan                                $ 0.75
        Additional for redemption fee                                           $ 0.75
        -   Additional for front-end load                                       $ 1.50
        -   Additional for CDSC or back-end load                                $ 2.00
        Monthly dividend payments                                               $ 1.00
    -   Money market and daily accrual fixed income funds                       $12.00
        Additional for 12b-1 fee or Service Plan                                $ 0.75
        -   Additional for front-end load                                       $ 1.50
        -   Additional for CDSC or back-end load                                $ 2.00
        Monthly dividend payments                                               $ 1.00
-   Closed account fee (per year)                                               $ 3.00
-   Monthly base (per fund)
    -   One to three funds in fund family                                       $4,000
    -   Four to nine funds in fund family                                       $3,500
    -   Ten or more funds in fund family                                        $3,000
    -   Add for multi-class (per class)                                             25%

ACCOUNT MAINTENANCE FEES (PER OCCURRENCE)

-   New account set up                                                          $ 3.00
-   Financial transactions                                                      $ 1.50
-   Online financial transactions                                               $ 1.20
-   Maintenance transactions                                                    $ 1.00
-   Online maintenance transactions                                             $  .80
-   Research/correspondence                                                     $ 2.50
-   Fund/SERV
    -   Annual fee per portfolio                                                $  500
    -   New account set-up                                                      $ 1.00
    -   Per transaction - no load fund                                          $ 0.25
    -   Per transaction - load fund                                             $ 0.35

    -   Adjustments and rebills                                                        $    2.50
    -   Fund/SERV direct charges                                                         at cost
-   Commission/SERV (per check)                                                        $    0.25
-   ACH/AIP/SWP/automatic exchanges
    -   Set-up                                                                         $    1.00
    -   Per transaction                                                                $    0.25
-   Withholding per eligible account per year                                          $    0.25
-   Account transcripts older than 2 years
     (may be charged to shareholders)                                                  $    5.00
-   Locating lost shareholders                                                         $    8.00

SHAREHOLDER SERVICING FEES

-   Telephone calls (per call)                                                         $    2.50
-   Fax charges                                                                        $    2.50
-   Annual maintenance per omnibus account                                             $     150

TAX AND RETIREMENT FEES

-   Retirement accounts (IRA/Roth/others)
    -   Annual maintenance per account (may be charged to shareholders)                $   12.50
    -   Account distribution (may be charged to shareholders)                          $   12.50
-   IRA transfer/rollover                                                              $    7.50

DOCUMENT SERVICES

-   Per statement, confirmation and check processing                                   $    0.25
-   Per tax form processing                                                            $    0.25
-   Per label printing for proxy or marketing purposes                                 $    0.10
-   Bulk mailings/insert handling charge
    -   1 insert                                                                       $    0.06
    -   2 - 3 inserts                                                                  $    0.08
    -   4 or more inserts                                                              as quoted
-   Production of ad hoc reports                                           starting at $     100

REPROCESSING CHARGES

This charge applies when shareholder transactions are required to be reprocessed as a result of NAV errors caused by the adviser or other entity unaffiliated with UMBFS.

-   Base fee (per occurrence, per day, per fund)                                       $     750
-   Transaction fee                                                                    $    1.00

PROGRAMMING FEES

    Additional fees at $150 per hour or quoted by project may apply for special programming to meet your servicing requirements or to create custom reports.

OUT-OF-POCKET EXPENSES

    Out-of-pocket expenses include, but are not limited to: copying charges, facsimile charges, inventory and record storage and re-processing, statement paper, check stock, envelopes, tax forms, postage and direct delivery charges, tape/disk storage, telephone and long distance charges, P.O. box rental, toll-free number, bank account service fees and any other bank charges, outgoing wire fee, non-sufficient funds fees, stopped check on money market fund. Wasatch Funds shall also pay/reimburse the Transfer Agent for its out-of-pocket and other related expenses incurred for travel to Board meetings and otherwise on behalf of Wasatch Funds, including but not limited to, travel, lodging and meals.

OPTIONAL SHAREHOLDER SERVICES

-   Postal clean-up per account                                                       $     3.00
-   Average cost calculation per eligible account                                     $     0.25
-   Use of UMB Distribution Services, LLC Fund/SERV membership (per fund/per year)
    -   First three funds in fund family                                              $    2,000
    -   4 or more funds                                                               $    1,000
-   Weekend shareholder services (8 hours)
    -   Daily fee (minimum 3 phone representatives)                                   $    2,000
    -   Additional representatives (each)                                             $      400
    -   Additional hours more than 8 (per representative/hour)                        $       75
-   Customized reorder form tracking
    -   Base fee per project                                                          $      300
    -   Per item                                                                      $     0.08
-   Special projects fees (per representative/hour)                                   $    50.00

TAX AND RETIREMENT

-   Required minimum distribution (age 70 1/2)
    -   Correspondence letters                                                        $     2.50
    -   Per calculation                                                               $     7.50
-   Removal of excess contributions
    -   Correspondence letters                                                        $     2.50
    -   Per calculation                                                               $     7.50
-   Other solicitation letters
    -   Beneficiary information                                                       $     2.50
    -   Birthday information                                                          $     2.50
-   Retirement plan documents                                                          as quoted
-   Transfer on Death documents                                                        as quoted

MONEY MARKET EXCHANGE VEHICLES

-   One-time set up per money market fund used                                          $    2,000
-   Monthly base fee per money market fund used                                         $      650
-   Money market checkbooks                                                                at cost
-   Signature verification of check writing                                             $     2.00

FORMS AND APPLICATIONS

-   Standard applications and forms in electronic format                                 no charge
-   Customized forms                                                                     as quoted

TECHNOLOGY SERVICES

4PROMPT(R) SERVICES (PER FUND GROUP)

-   Tier I and II - Basic Service

    -   Monthly maintenance fee                                                         $      125
    -   One time set up fee                                                             $      750
-   Tier III - Automated Account Information
    -   Monthly maintenance fee                                                         $      500
    -   One time set up fee                                                             $    3,500
-   Tier IV - Automated Prospectus Service
    -   Monthly maintenance fee                                                         $      200
    -   One time set up fee                                                             $      350
-   Tier V - Automated Account Information and Prospectus Service
    -   Monthly maintenance fee                                                         $      350
    -   One time set up fee                                                             $    3,750
-   Tier VI - Adviser Services Line
    -   Monthly maintenance fee                                                         $      450
    -   One time set up fee                                                             $      500
-   Customized services (per toll-free number)
    -   Each additional 10 second greeting                                   $50.00 plus recording
    -   Each additional 10 second
         Intra-menu announcement                                             $40.00 plus recording
    -   Pricing script per market index                                      $25.00 plus recording
    -   Customized performance script                                        $50.00 plus recording
    -   Changes in announcements                                                           at cost

4.NET(SM) SERVICES (PER FUND GROUP)

-   4.NET(SM) TRANSACTIONS SUITE

    (Normal transaction processing fees are discounted by 20% from standard transactions when trades are placed online.)

    -   Opening New Accounts

        O(2) Set-up                                                             $12,500
        Monthly maintenance                                                     $   500
    -   QwikApp
        Set-up                                                                  $ 5,000
        Monthly maintenance                                                     $   300
    -   Transactions for Existing Accounts
        Set-up                                                                  $12,500
        Monthly maintenance                                                     $   500

-   4.NET(SM) COMMUNICATIONS SUITE
    -   Fund Reporting
        Set-up                                                                  $ 7,500
        Monthly maintenance
         -  Less than 5,000 total accounts                                      $   300
         -  5,001 to 25,000 total accounts                                      $   400
         -  25,001 to 50,000 total accounts                                     $   550
         -  over 50,000 total accounts                                          $   700
        Undeliverable e-mail follow up (per occurrence)                         $     5
        Processing (per e-mail sent)                                            $  0.10
    -   Shareholder Statements
        Set-up                                                                  $ 7,500
        Monthly maintenance
         -  Less than 5,000 total accounts                                      $   300
         -  5,001 to 25,000 total accounts                                      $   400
         -  25,001 to 50,000 total accounts                                     $   550
         -  over 50,000 total accounts                                          $   700
        Undeliverable e-mail follow up (per occurrence)                         $     5
        Processing (per e-mail sent)                                            $  0.10

-   4.NET(SM) ACCESS SUITE
    -   Shareholder access
        Set-up                                                                  $10,000
        Monthly maintenance
         -  Less than 5,000 total shareholder accounts                          $   400
         -  5,001 to 25,000 total shareholder accounts                          $   500
         -  25,001 to 50,000 total shareholder accounts                         $   650
         -  over 50,000 total shareholder accounts                              $   800
    -   Adviser access
        Set-up                                                                  $ 7,500
        Monthly maintenance
         -  Less than 5,000 total shareholder accounts                          $   400
         -  5,001 to 25,000 total shareholder accounts                          $   500
         -  25,001 to 50,000 total shareholder accounts                         $   650
         -  over 50,000 total shareholder accounts                              $   800

-   4.QUERY(SM) SERVICES
    -   Set-up                                                                  $ 3,000
    -   Daily shareholder data feed                                             $   500
    -   Daily prospect data feed                                                $   500

                                   SCHEDULE D
                                     TO THE
                            TRANSFER AGENCY AGREEMENT
                                 BY AND BETWEEN
                               WASATCH FUNDS, INC.
                                       AND
                             UMB FUND SERVICES, INC.

                           RECORDS MAINTAINED BY UMBFS

Account applications

Canceled certificates plus stock powers and supporting documents

Checks including check registers, reconciliation records, any adjustment records and tax withholding documentation

Indemnity bonds for replacement of lost or missing stock certificates and checks

Liquidation, redemption, withdrawal and transfer requests including stock powers, signature guarantees and any supporting documentation

Shareholder correspondence

Shareholder transaction records

Share transaction history of the Funds